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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                                                                        Contact:

                                                                     Lynn Mangum
                                            Chairman and Chief Executive Officer
                                                                  (212) 907-6066

                                                           The BISYS Group, Inc.
                                                                     (NYSE: BSG)
                                                                   www.bisys.com


               BISYS(R) ACQUIRES THE HEMISPHERE GROUP OF COMPANIES
                --Acquisition Expands BISYS' Service Offering for
                        Fast Growing Hedge Fund Market --

NEW YORK, N.Y. (March 7, 2002) -- The BISYS Group, Inc., a leading provider of outsourcing services to the financial services sector, today announced it has entered into a definitive agreement to acquire the Hemisphere companies, a leading provider of outsourcing services for the rapidly growing hedge fund market. Hemisphere is the largest hedge fund administrator in Europe and the third largest globally.

This acquisition extends BISYS' position as a leading provider of value-added services for the investment management industry, and expands its presence and potential in the rapidly growing hedge fund and alternative investment products markets. The hedge fund market, which currently has more than $500 billion in assets under management, is expected to have approximately $1.7 trillion in assets by 2008.

Hemisphere provides an extensive range of outsourcing services, including fund administration, record keeping, regulatory and tax services, and corporate secretary and director services. Bermuda-based Hemisphere currently services funds with approximately $50 billion in assets under management from service centers in Bermuda, Boston, and Dublin, Ireland. Its clients are global in scope and represent many of the industry's largest investment managers.

According to Lynn Mangum, chairman and chief executive officer of BISYS, "The hedge fund industry represents a major growth opportunity and strategy for BISYS. Acquiring Hemisphere positions BISYS as a market leader in this dynamic segment of the financial services industry, and provides a high-growth platform proven to support the requirements of some of the largest global

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asset managers. Combining Hemisphere's service offerings with BISYS' existing mutual fund administration capabilities will generate the broadest array of fund services currently available from a single provider, and will enhance BISYS' position as the leading third-party service provider to the investment services industry."

Tom Healy, Hemisphere's chief executive officer, added, "We have recognized BISYS as a leading provider of sophisticated fund services and a technology innovator, and we have monitored BISYS' growth in terms of its client base, product and service offerings, and global presence. We welcome the opportunity to become a strategic component of this dynamic organization. We are excited about enhancing the services we provide to our existing clients by leveraging BISYS' resources and industry experience, and about the significant opportunities to cross-sell additional services to our respective client bases."

BISYS is acquiring Hemisphere from Mutual Risk Management Ltd. for the purchase price of approximately $130 million. Following regulatory approvals, this transaction is expected to be completed by March 31, 2002.

ABOUT BISYS' INVESTMENT SERVICES GROUP
BISYS is a leading provider of growth-enabling investment services. BISYS' FUND SERVICES currently supports approximately 120 domestic and international financial services clients, representing approximately $500 billion in assets and more than 1,200 registered and non-registered funds. Its broad array of services includes fund administration and accounting, transfer agency and shareholder services, compliance and legal support, and marketing and distribution solutions for traditional fund complexes and alternative investments such as variable annuities, hedge funds, exchange traded funds, and separate accounts. Complementing its domestic presence, BISYS operates international fund services platforms supporting Dublin, London, Luxembourg, Guernsey, and the Cayman Islands.

BISYS' RETIREMENT SERVICES provides virtually every component of a sophisticated retirement plan infrastructure, including prototype plan design and maintenance, plan administration, forms and documents, customized marketing and sales support, reference resources, a toll-free help line for ongoing access to industry expertise and assistance, Web-based planning tools and content, and staff training and development. BISYS is the leading third-party administrator of small to medium-size 401(k) plans, currently supporting approximately 15,000 retirement plans and more than 1.3 million plan participants. As a leading provider of ERISA documents and

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related ancillary services, BISYS supports more than four million IRA holders and approximately 400,000 employers, and trains approximately 12,000 industry professionals annually.

Through its Financial Research Corporation (FRC) subsidiary, BISYS provides the analytical research and competitive intelligence necessary to develop innovative financial products and services, and successful distribution strategies.

ABOUT BISYS

The BISYS Group, Inc. (NYSE: BSG), headquartered in New York City, supports more than 20,000 financial institutions and corporate clients through three integrated business units. Its INVESTMENT SERVICES group administers and distributes approximately 120 families of mutual funds with more than 1,200 registered and non-registered funds, provides retirement services to approximately 15,000 companies in partnership with 36 of the nation's leading banks and investment management companies, offers analytical research and competitive intelligence through its Financial Research Corporation (FRC) subsidiary, and offers regulatory consulting services. The INSURANCE AND EDUCATION SERVICES group provides distribution solutions for traditional and variable life, annuity, long-term care, and disability insurance products; offers certification and continuing education training for insurance and investment professionals; and provides licensing-related products and services. BISYS' INFORMATION SERVICES group provides information processing and check imaging solutions to more than 1,150 financial institutions. Additional information is available at www.bisys.com.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THE PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SAFE-HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING BUT NOT LIMITED TO ECONOMIC, COMPETITIVE, GOVERNMENTAL AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, MARKETS, SERVICES AND RELATED PRODUCTS, PRICES AND OTHER FACTORS DISCUSSED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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